Exhibit 99.1

VIRGIN MEDIA FINANCE PLC

NOTICE OF PARTIAL REDEMPTION OF

$425,000,000 OF 8.75% SENIOR NOTES DUE 2014

(THE “NOTES”)

(ISIN Nos. US62941FAG37, US62941FAA66 and USG6680AAA28)

Pursuant to Section 3.03 of the Indenture, dated as of April 13, 2004 (as amended by the First Supplemental Indenture, dated as of October 5, 2006 and the Second Supplemental Indenture, dated as of October 30, 2006, the “Indenture”), among Virgin Media Finance PLC (formerly known as NTL Cable PLC) (the “Issuer”), Virgin Media Inc. (formerly known as NTL Incorporated), Virgin Media (UK) Group, Inc. (formerly known as NTL (UK) Group, Inc.), Virgin Media Communications Limited (formerly known as NTL Communications Limited), Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Virgin Media Holdings Inc. (formerly known as NTL Holdings Inc. and successor to Communications Cable Funding Corp.), Virgin Media Group LLC (formerly known as NTL:Telewest LLC) and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the “Trustee”), pursuant to which the Notes were issued, notice is hereby given that the Issuer has elected to, and will, redeem a portion of the outstanding Notes on December 9, 2009 (the “Redemption Date”) as permitted under Section 3.07(a) of the Indenture. Capitalized terms used but not defined herein shall have the meanings given in the Indenture.

An aggregate principal amount of $335,676,851.19 of the Notes will be redeemed.  The Notes will be redeemed at a redemption price (the “Redemption Price”) of 104.375% of the principal amount thereof ($1,043.75 for each $1,000 principal amount of Notes).  Accrued and unpaid interest up to, but excluding, the Redemption Date will also be paid. After the Redemption Date upon surrender of the Notes, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.

The Redemption Price will be paid to Holders on or after the Redemption Date, upon surrender to The Bank of New York Mellon, as paying agent (the “Paying Agent”), of the Notes redeemed. Unless the Issuer defaults in paying the Redemption Price, or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture, interest on the Notes will cease to accrue on and after the Redemption Date.

To collect the Redemption Price, the Notes must be surrendered for redemption, at the office of the Paying Agent shown below, at any time on or after the Redemption Date:

The Bank of New York Mellon

101 Barclay Street, Floor 21W

New York, New York 10286

United States

Attention: Corporate Trust Administration

The ISIN numbers indicated above are included solely for the convenience of the Holders of the Notes. The Issuer is not responsible for the use or selection of these numbers, nor is any representation made as to the correctness or accuracy of such numbers printed on the Notes or as listed in this notice of redemption.

[Signature page follows]

Dated: November 9, 2009

Virgin Media Finance PLC

	By:	/s/ ROBERT MACKENZIE
Robert Mackenzie
Secretary and Director

[Redemption Notice]